EXHIBIT 99.1

WESTERN MIDSTREAM ANNOUNCES
THIRD-QUARTER 2021 RESULTS

HOUSTON—(PRNEWSWIRE)—November 9, 2021 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced third-quarter 2021 financial and operating results. Net income (loss) available to limited partners for the third quarter of 2021 totaled $250.2 million, or $0.61 per common unit (diluted), with third-quarter 2021 Adjusted EBITDA(1) totaling $531.6 million, third-quarter 2021 Cash flows provided by operating activities totaling $391.3 million, and third-quarter 2021 Free cash flow(1) totaling $320.0 million.
RECENT HIGHLIGHTS
•Executed a debt tender offer and repaid $500.0 million of Senior notes due 2022, 2023, 2025, and 2026 for an aggregate purchase price of approximately $521.9 million, decreasing the Partnership’s annualized borrowing costs by $20.6 million(2).
•Repurchased 4.5 million common units for aggregate consideration of $88.1 million during the third quarter as part of the previously announced buyback program of up to $250.0 million of the Partnership’s common units through December 31, 2021. Since announcing the buyback program, the Partnership has repurchased approximately 8.0 million common units for aggregate consideration of $136.9 million through September 30, 2021.
•Received an upgrade for WES Operating’s long-term debt from “BB” to “BB+” from Standard & Poor’s, decreasing the Partnership’s annualized borrowing costs by approximately $7.9 million, and a revised outlook rating from “Stable” to “Positive” from Fitch.
•Increased Regional Oil Treating Facility capacity by 20-percent, or 36 MBbls/d, for minimal capital to meet expected growth in Delaware Basin oil volumes.

______________________________________________________________________________________________
(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)Annualized borrowing costs calculated using the effective coupon rates as of September 30, 2021.

On November 12, 2021, WES will pay its third-quarter 2021 per-unit distribution of $0.323, which represents a 1.3-percent increase over the prior quarter’s distribution and is consistent with an annualized distribution growth of 5-percent. Third-quarter 2021 Free cash flow after distributions totaled $185.4 million. Third-quarter 2021 and year-to-date capital expenditures(1) totaled $82.0 million and $224.3 million, respectively. Net income and Adjusted EBITDA for the quarter include a non-cash increase to revenue of $19 million associated with a revenue recognition cumulative adjustment related to reversal of constrained revenues.
“The consistent execution of our strategic priorities has led to our strong third-quarter results and positions us for continued success,” said Michael Ure, President and Chief Executive Officer. “Across the organization, our best-in-class teams continue to pursue cost and capital efficiencies, attract additional volumes on our systems, and maximize our asset value.”
“With our expansive asset footprint and strong producer relationships in the Delaware Basin, we continue to capitalize on robust activity levels in this world-class producing basin. For the third-consecutive quarter, throughput increased across all three products within the Delaware Basin, contributing to our outperformance.”
“Due to our outperformance this quarter, we now expect to finish the year above the high end of our 2021 Adjusted EBITDA range of $1.825 to $1.925 billion. Furthermore, we expect to be below the high end of our 2021 capital expenditure range of $275 million to $375 million. This expectation reflects a slight shift in producer activity into 2022, thus reducing capital requirements in 2021, and our team’s continued focus on reducing costs and enhancing operational efficiencies.”
Mr. Ure continued, “Our operational results have again set the stage for significant free cash flow generation, which provides the resources needed to reduce debt and improve the health of our balance sheet. We’ve been able to reduce our outstanding Senior Notes by more than $930 million year to date, or 12 percent of our year-end 2020 balance, through the retirement of our 2021 maturity and successful execution of our recent tender offer. With third-quarter Debt-to-Trailing Twelve Month Adjusted EBITDA below 3.7x, we are well below our 2021 target of 4.0x and nearing our 2022 target of 3.5x.”

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(1)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.

“We remain committed to returning value to stakeholders through continued distribution growth and opportunistically executing the remaining $113 million available under the unit buyback program.”
Third-quarter 2021 total natural-gas throughput(1) averaged 4.1 Bcf/d, representing a 4-percent sequential-quarter decrease. This decrease primarily relates to (i) decreased volumes at the Bison treating facility, which was sold to a third party during the second quarter of 2021, and (ii) production declines in the DJ Basin and areas around the Marcellus Interest and Springfield gas-gathering systems.
Third-quarter 2021 total throughput for crude-oil and NGLs assets(1) averaged 641 MBbls/d, representing a 7-percent sequential-quarter decrease. This decrease primarily relates to production declines in the DJ Basin and decreased volumes on our equity investments.
Third-quarter 2021 total throughput for produced-water assets(1) averaged 735 MBbls/d, representing a 7-percent sequential-quarter increase.

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(1)Represents total throughput attributable to WES, which excludes (i) the 2.0% Occidental subsidiary-owned limited partner interest in WES Operating and (ii) for natural-gas throughput, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.

CONFERENCE CALL TOMORROW AT 1:00 P.M. CT
WES will host a conference call on Wednesday, November 10, 2021, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) to discuss third-quarter 2021 results. To participate, individuals should dial 877-883-0383 (Domestic) or 412-902-6506 (International) 15 minutes before the scheduled conference call time and enter participant access code 9861840. To access the live audio webcast of the conference call, please visit the investor relations section of the Partnership’s website at www.westernmidstream.com. A replay of the conference call also will be available on the website following the call.
For additional details on WES’s financial and operational performance, please refer to the earnings slides and updated investor presentation available at www.westernmidstream.com.
ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a Delaware master limited partnership formed to acquire, own, develop, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, Wyoming, and Pennsylvania, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells natural gas, natural-gas liquids, and condensate on behalf of itself and as an agent for its customers under certain contracts.
For more information about Western Midstream Partners, LP, please visit www.westernmidstream.com.

This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; the ultimate impact of efforts to fight COVID-19 on the global economy and any related impact on commodity demand and prices; our ability to safely and efficiently operate WES’s assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most-recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.
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WESTERN MIDSTREAM CONTACTS

Kristen Shults
Senior Vice President, Finance and Communications
Kristen.Shults@westernmidstream.com
832.636.1009

Daniel Jenkins
Director, Investor Relations
Daniel.Jenkins@westernmidstream.com
832.636.1009

Shelby Keltner
Manager, Investor Relations
Shelby.Keltner@westernmidstream.com
832.636.1009

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
thousands except per-unit amounts	2021	2020	2021	2020
Revenues and other
Service revenues – fee based	$650,482	$636,522	$1,841,742	$1,980,546
Service revenues – product based	28,812	12,316	88,267	35,237
Product sales	84,298	30,106	227,359	108,491
Other	248	100	577	838
Total revenues and other	763,840	679,044	2,157,945	2,125,112
Equity income, net – related parties	48,506	61,026	159,337	176,788
Operating expenses
Cost of product	83,232	31,739	250,245	153,611
Operation and maintenance	140,838	132,293	434,198	436,670
General and administrative	50,409	41,578	139,973	118,466
Property and other taxes	13,641	19,392	45,992	57,263
Depreciation and amortization	139,002	132,564	407,404	384,688
Long-lived asset and other impairments	1,594	34,640	29,198	200,575
Goodwill impairment	—	—	—	441,017
Total operating expenses	428,716	392,206	1,307,010	1,792,290
Gain (loss) on divestiture and other, net	(364)	(768)	278	(3,651)
Operating income (loss)	383,266	347,096	1,010,550	505,959
Interest income – Anadarko note receivable	—	3,286	—	11,736
Interest expense	(93,257)	(95,571)	(287,040)	(278,811)
Gain (loss) on early extinguishment of debt	(24,655)	1,632	(24,944)	10,372
Other income (expense), net	110	720	(1,013)	612
Income (loss) before income taxes	265,464	257,163	697,553	249,868
Income tax expense (benefit)	1,826	3,028	4,403	3,792
Net income (loss)	263,638	254,135	693,150	246,076
Net income (loss) attributable to noncontrolling interests	7,913	7,524	20,375	(17,045)
Net income (loss) attributable to Western Midstream Partners, LP	$255,725	$246,611	$672,775	$263,121
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Midstream Partners, LP	$255,725	$246,611	$672,775	$263,121
General partner interest in net (income) loss	(5,527)	(5,132)	(14,484)	(5,462)
Limited partners’ interest in net income (loss)	$250,198	$241,479	$658,291	$257,659
Net income (loss) per common unit – basic	$0.61	$0.55	$1.60	$0.58
Net income (loss) per common unit – diluted	$0.61	$0.55	$1.59	$0.58
Weighted-average common units outstanding – basic	411,909	438,857	412,690	442,255
Weighted-average common units outstanding – diluted	412,714	438,926	413,150	442,275

Western Midstream Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

thousands except number of units	September 30, 2021	December 31, 2020
Total current assets	$756,710	$943,064
Net property, plant, and equipment	8,524,081	8,709,945
Other assets	2,138,587	2,177,018
Total assets	$11,419,378	$11,830,027
Total current liabilities	$1,307,342	$960,935
Long-term debt	6,399,874	7,415,832
Asset retirement obligations	271,022	260,283
Other liabilities	344,694	297,765
Total liabilities	8,322,932	8,934,815
Equity and partners’ capital
Common units (408,610,916 and 413,839,863 units issued and outstanding at September 30, 2021, and December 31, 2020, respectively)	2,965,944	2,778,339
General partner units (9,060,641 units issued and outstanding at September 30, 2021, and December 31, 2020)	(11,286)	(17,208)
Noncontrolling interests	141,788	134,081
Total liabilities, equity, and partners’ capital	$11,419,378	$11,830,027

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
thousands	2021	2020
Cash flows from operating activities
Net income (loss)	$693,150	$246,076
Adjustments to reconcile net income (loss) to net cash provided by operating activities and changes in assets and liabilities:
Depreciation and amortization	407,404	384,688
Long-lived asset and other impairments	29,198	200,575
Goodwill impairment	—	441,017
(Gain) loss on divestiture and other, net	(278)	3,651
(Gain) loss on early extinguishment of debt	24,944	(10,372)
Cash paid to settle interest-rate swaps	—	(19,181)
Change in other items, net	(49,424)	(114,561)
Net cash provided by operating activities	$1,104,994	$1,131,893
Cash flows from investing activities
Capital expenditures	$(217,757)	$(372,262)
Purchases from related parties	(2,000)	—
Contributions to equity investments - related parties	(3,683)	(19,017)
Distributions from equity investments in excess of cumulative earnings – related parties	30,075	21,750
Proceeds from the sale of assets to third parties	8,002	—
(Increase) decrease in materials and supplies inventory and other	(1,924)	(57,141)
Net cash used in investing activities	$(187,287)	$(426,670)
Cash flows from financing activities
Borrowings, net of debt issuance costs	$400,000	$3,681,173
Repayments of debt	(1,132,966)	(3,780,390)
Increase (decrease) in outstanding checks	(11,757)	691
Distributions to Partnership unitholders	(398,896)	(563,579)
Distributions to Chipeta noncontrolling interest owner	(2,734)	(3,923)
Distributions to noncontrolling interest owner of WES Operating	(9,934)	(11,545)
Net contributions from (distributions to) related parties	6,673	22,674
Finance lease payments	(5,295)	(12,241)
Unit repurchases	(104,366)	—
Other	(3,492)	—
Net cash provided by (used in) financing activities	$(1,262,767)	$(667,140)
Net increase (decrease) in cash and cash equivalents	$(345,060)	$38,083
Cash and cash equivalents at beginning of period	444,922	99,962
Cash and cash equivalents at end of period	$99,862	$138,045

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

WES defines Adjusted gross margin attributable to Western Midstream Partners, LP (“Adjusted gross margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owners’ proportionate share of revenues and cost of product.
WES defines Adjusted EBITDA as net income (loss), plus (i) distributions from equity investments, (ii) non-cash equity-based compensation expense, (iii) interest expense, (iv) income tax expense, (v) depreciation and amortization, (vi) impairments, and (vii) other expense (including lower of cost or market inventory adjustments recorded in cost of product), less (i) gain (loss) on divestiture and other, net, (ii) gain (loss) on early extinguishment of debt, (iii) income from equity investments, (iv) interest income, (v) income tax benefit, (vi) other income, and (vii) the noncontrolling interest owners’ proportionate share of revenues and expenses.
WES defines Free cash flow as net cash provided by operating activities less total capital expenditures and contributions to equity investments, plus distributions from equity investments in excess of cumulative earnings. Management considers Free cash flow an appropriate metric for assessing capital discipline, cost efficiency, and balance-sheet strength. Although Free cash flow is the metric used to assess WES’s ability to make distributions to unitholders, this measure should not be viewed as indicative of the actual amount of cash that is available for distributions or planned for distributions for a given period. Instead, Free cash flow should be considered indicative of the amount of cash that is available for distributions, debt repayments, and other general partnership purposes.
Below are reconciliations of (i) gross margin (GAAP) to Adjusted gross margin (non-GAAP), (ii) net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), and (iii) net cash provided by operating activities (GAAP) to Free cash flow (non-GAAP), as required under Regulation G of the Securities Exchange Act of 1934. Management believes that Adjusted gross margin, Adjusted EBITDA, and Free cash flow are widely accepted financial indicators of WES’s financial performance compared to other publicly traded partnerships and are useful in assessing WES’s ability to incur and service debt, fund capital expenditures, and make distributions. Adjusted gross margin, Adjusted EBITDA, and Free cash flow as defined by WES, may not be comparable to similarly titled measures used by other companies. Therefore, WES’s Adjusted gross margin, Adjusted EBITDA, and Free cash flow should be considered in conjunction with net income (loss) attributable to Western Midstream Partners, LP and other applicable performance measures, such as gross margin or cash flows provided by operating activities.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)

Adjusted Gross Margin

	Three Months Ended
thousands	September 30, 2021	June 30, 2021
Reconciliation of Gross margin to Adjusted gross margin
Total revenues and other	$763,840	$719,131
Less:
Cost of product	83,232	78,044
Depreciation and amortization	139,002	137,849
Gross margin	541,606	503,238
Add:
Distributions from equity investments	62,711	70,947
Depreciation and amortization	139,002	137,849
Less:
Reimbursed electricity-related charges recorded as revenues	19,725	17,585
Adjusted gross margin attributable to noncontrolling interests (1)	18,187	17,213
Adjusted gross margin	$705,407	$677,236
Adjusted gross margin for natural-gas assets	$492,708	$469,409
Adjusted gross margin for crude-oil and NGLs assets	148,939	150,317
Adjusted gross margin for produced-water assets	63,760	57,510
(1)For all periods presented, includes (i) the 25% third-party interest in Chipeta and (ii) the 2.0% Occidental subsidiary-owned limited partner interest in WES Operating, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)

Adjusted EBITDA

	Three Months Ended
thousands	September 30, 2021	June 30, 2021
Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$263,638	$238,277
Add:
Distributions from equity investments	62,711	70,947
Non-cash equity-based compensation expense	6,979	7,121
Interest expense	93,257	95,290
Income tax expense	1,826	1,465
Depreciation and amortization	139,002	137,849
Impairments	1,594	12,738
Other expense	4	30
Less:
Gain (loss) on divestiture and other, net	(364)	1,225
Gain (loss) on early extinguishment of debt	(24,655)	—
Equity income, net – related parties	48,506	58,666
Other income	109	84
Adjusted EBITDA attributable to noncontrolling interests (1)	13,835	12,616
Adjusted EBITDA	$531,580	$491,126
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$391,333	$452,111
Interest (income) expense, net	93,257	95,290
Accretion and amortization of long-term obligations, net	(1,871)	(1,914)
Current income tax expense (benefit)	824	749
Other (income) expense, net	(110)	(84)
Distributions from equity investments in excess of cumulative earnings – related parties	8,702	9,232
Changes in assets and liabilities:
Accounts receivable, net	61,609	38,982
Accounts and imbalance payables and accrued liabilities, net	(17,204)	(55,758)
Other items, net	8,875	(34,866)
Adjusted EBITDA attributable to noncontrolling interests (1)	(13,835)	(12,616)
Adjusted EBITDA	$531,580	$491,126
Cash flow information
Net cash provided by operating activities	$391,333	$452,111
Net cash used in investing activities	(80,883)	(59,932)
Net cash provided by (used in) financing activities	(516,161)	(142,982)
(1)For all periods presented, includes (i) the 25% third-party interest in Chipeta and (ii) the 2.0% Occidental subsidiary-owned limited partner interest in WES Operating, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)

Free Cash Flow

	Three Months Ended
thousands	September 30, 2021	June 30, 2021
Reconciliation of Net cash provided by operating activities to Free cash flow
Net cash provided by operating activities	$391,333	$452,111
Less:
Capital expenditures	79,829	78,145
Contributions to equity investments – related parties	175	3,422
Add:
Distributions from equity investments in excess of cumulative earnings – related parties	8,702	9,232
Free cash flow	$320,031	$379,776
Cash flow information
Net cash provided by operating activities	$391,333	$452,111
Net cash used in investing activities	(80,883)	(59,932)
Net cash provided by (used in) financing activities	(516,161)	(142,982)

Western Midstream Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021
Throughput for natural-gas assets (MMcf/d)
Gathering, treating, and transportation	378	534
Processing	3,416	3,433
Equity investments (1)	443	457
Total throughput	4,237	4,424
Throughput attributable to noncontrolling interests (2)	156	159
Total throughput attributable to WES for natural-gas assets	4,081	4,265
Throughput for crude-oil and NGLs assets (MBbls/d)
Gathering, treating, and transportation	304	315
Equity investments (3)	350	386
Total throughput	654	701
Throughput attributable to noncontrolling interests (2)	13	14
Total throughput attributable to WES for crude-oil and NGLs assets	641	687
Throughput for produced-water assets (MBbls/d)
Gathering and disposal	750	702
Throughput attributable to noncontrolling interests (2)	15	14
Total throughput attributable to WES for produced-water assets	735	688
Per-Mcf Adjusted gross margin for natural-gas assets (4)	$1.31	$1.21
Per-Bbl Adjusted gross margin for crude-oil and NGLs assets (5)	2.52	2.40
Per-Bbl Adjusted gross margin for produced-water assets (6)	0.94	0.92
(1)Represents the 22% share of average Rendezvous throughput, 50% share of average Mi Vida and Ranch Westex throughput, and 30% share of average Red Bluff Express throughput.
(2)For all periods presented, includes (i) the 2.0% Occidental subsidiary-owned limited partner interest in WES Operating and (ii) for natural-gas assets, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(3)Represents the 10% share of average White Cliffs throughput; 25% share of average Mont Belvieu JV throughput; 20% share of average TEG, TEP, Whitethorn, and Saddlehorn throughput; 33.33% share of average FRP throughput; and 15% share of average Panola and Cactus II throughput.
(4)Average for period. Calculated as Adjusted gross margin for natural-gas assets, divided by total throughput (MMcf/d) attributable to WES for natural-gas assets.
(5)Average for period. Calculated as Adjusted gross margin for crude-oil and NGLs assets, divided by total throughput (MBbls/d) attributable to WES for crude-oil and NGLs assets.
(6)Average for period. Calculated as Adjusted gross margin for produced-water assets, divided by total throughput (MBbls/d) attributable to WES for produced-water assets.

Western Midstream Partners, LP
OPERATING STATISTICS (CONTINUED)
(Unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021
Throughput for natural-gas assets (MMcf/d)
Delaware Basin	1,274	1,244
DJ Basin	1,368	1,413
Equity investments	443	457
Other	1,152	1,310
Total throughput for natural-gas assets	4,237	4,424
Throughput for crude-oil and NGLs assets (MBbls/d)
Delaware Basin	185	184
DJ Basin	87	98
Equity investments	350	386
Other	32	33
Total throughput for crude-oil and NGLs assets	654	701
Throughput for produced-water assets (MBbls/d)
Delaware Basin	750	702
Total throughput for produced-water assets	750	702